Exhibit 99.1

For Immediate Release

Aspen Aerogels, Inc. Receives Conditional Commitment for Proposed DOE Loan and Provides Q3 2024 Preliminary Financial Results

Proposed loan of up to $670.6 million would fund the remaining CAPEX needed to complete Company’s second aerogel plant

Interest rate at applicable U.S. Treasury Rate at the time of each cash draw

Plant is expected to provide ~$1.2B - $1.6B of incremental PyroThin® thermal barrier revenue capacity

Project financing structure, with Aspen Aerogels, Inc.’s subsidiary Aspen Georgia, LLC as the borrower

Q3 2024 revenue of $117 million drove $25 million of Adjusted EBITDA

NORTHBOROUGH, Mass., October 16, 2024 — Aspen Aerogels, Inc. (NYSE: ASPN) (“Aspen” or the “Company”), a technology leader in sustainability and electrification solutions, today announced that it has received a conditional commitment from the U.S. Department of Energy (“DOE”) for a proposed loan of up to $670.6 million (the “Loan”) under the Advanced Technology Vehicles Manufacturing loan program within DOE’s Loan Programs Office (“LPO”) for financing the construction of its planned second aerogel manufacturing facility (“Register Plant”) in Register, Georgia. The Company also announced Q3 2024 preliminary financial results and details regarding its planned Q3 earnings conference call.

Loan and Project Highlights:

•	Aspen Aerogels Georgia, LLC, a subsidiary of Aspen Aerogels, Inc., is the intended borrower of the loan. The loan would be structured as project financing, providing for repayment commencing upon project commissioning.
•	The interest rate will be the applicable U.S. Treasury Rate at the time of each cash draw.
•	The Register Plant is designed to manufacture PyroThin® aerogel blankets. Aspen’s PyroThin platform offers ultrathin and lightweight thermal barriers designed to help prevent thermal runaway propagation - an event in which a battery cell overheats and triggers neighboring cells, possibly resulting in a sudden fire - in batteries. Aspen’s PyroThin is designed to offer a unique combination of thermal management, mechanical performance, and fire protection properties. Aerogel thermal barriers have the potential to increase energy density of EV battery systems when compared to alternative thermal barrier products.
•	The Register Plant has an initial estimated revenue capacity of $1.2B - $1.6B, depending on product mix.
•	The Register Plant project is expected to create up to 550 construction jobs and 255 permanent, full-time operations jobs.
•	The project aligns with the LPO’s mission of supporting U.S. manufacturing that will help enable the growth of zero-emissions vehicles.

“With this Conditional Commitment, we are pleased to announce that the proposed loan would fully fund the required CAPEX for our second aerogel manufacturing facility, which is expected to play a key role in scaling our PyroThin supply for our rapidly growing Thermal Barrier business,” noted Donald R. Young, Aspen's President and CEO. “We believe that PyroThin, which can enable increased battery safety and performance, is a unique and differentiated product that solves an important and challenging problem. The past 12 months have further validated these beliefs; we have increased our revenues to $232 million in this segment, a 277% year-over-year increase1; secured additional EV production contracts, bringing us to a total of six major OEMs in the United States and Europe; and, won a prestigious Automotive News Pace Award. We are also excited to further DOE’s mission to onshore and re-shore domestic manufacturing technologies that are critical to meeting the current federal goal of having half of all new vehicles sold in 2030 be zero-emissions vehicles. We want to thank the DOE Loan Programs Office for its continued support and partnership throughout this process.”

Ricardo C. Rodriguez, Aspen’s Chief Financial Officer and Treasurer added, “Securing the lowest cost of capital has been the top priority of our financing strategy. This proposed loan, and its terms, will provide us, if finalized, with the opportunity to optimize our capital structure and capture the long-term opportunity that is in front of us. In the meantime, we’ll continue maximizing our existing assets and resources to drive profitability."

While this conditional commitment indicates the DOE’s intent to finance the project, the DOE and the Company must satisfy certain technical, legal, environmental, and financial conditions before the DOE enters into definitive financing documents and funds the loan.

Learn more about Aspen’s thermal barrier solutions here (https://www.aerogel.com/industries/battery-thermal-barriers/).

1. 277% year-over-year revenue increase in Thermal Barrier revenue compares segment revenues from the trailing twelve months ended June 30, 2024 to the trailing twelve months ended June 30, 2023.

Q3 2024 Preliminary Financial Results

The Company today announced the following select preliminary results for the quarter ended September 30, 2024:

•	Quarterly revenue of approximately $117 million.
•	Quarterly net loss of approximately $13 million, including a $27.5 million one-time charge from the extinguishment of the Company’s convertible note on August 19, 2024.
•	Quarterly Adjusted EBITDA of approximately $25 million.

Cash and cash equivalents were approximately $113 million as of September 30, 2024.

A reconciliation of net income (loss) to Adjusted EBITDA is provided in the financial schedules that are part of this press release. An explanation of this non-GAAP financial measure is also included below under the heading "Non-GAAP Financial Measures."

Aspen's preliminary Q3 2024 financial results are based solely on information currently available to management and are unaudited. This financial information does not represent a comprehensive statement of Aspen's financial results for the quarter ended September 30, 2024 and remains subject to the completion of Aspen's financial closing procedures and internal reviews. As a result, Aspen's actual results for the quarter ended September 30, 2024 may vary materially from these preliminary estimates.

Q3 2024 Financial Results Conference Call and Webcast Notification

The Company has announced that Don Young, President & Chief Executive Officer, and Ricardo C. Rodriguez, Chief Financial Officer & Treasurer, expect to discuss the Company's financial results for the third quarter ended September 30, 2024, during a conference call scheduled for Thursday, November 7, 2024, at 8:30 a.m. ET. The Company also expects to release financial results for the third quarter on Wednesday, November 6, 2024, after the market close.

Shareholders and other interested parties may participate in the conference call by dialing +1 (833) 470-1428 (domestic) or +1 (929) 526-1599 (international) and referencing conference ID "921873” a few minutes before 8:30 a.m. ET on Thursday, November 7, 2024. In addition, the conference call and an accompanying slide presentation will be available live as a listen-only webcast hosted on the Investors section of Aspen’s website, www.aerogel.com.

A replay of the webcast will be available on the Investor Relations section of the Aspen Aerogels website at www.aerogel.com, where it will remain available for approximately one year after the conference call.

About Aspen Aerogels, Inc.

Aspen is a technology leader in sustainability and electrification solutions. The Company's aerogel technology enables its customers and partners to achieve their own objectives around the global megatrends of resource efficiency, e-mobility, and clean energy. Aspen's PyroThin® products enable solutions to thermal runaway challenges within the electric vehicle ("EV") market. Aspen Battery Materials, the Company's carbon aerogel initiative, seeks to increase the performance of lithium-ion battery cells to enable EV manufacturers to extend the driving range and reduce the cost of EVs. The Company's Cryogel® and Pyrogel® products are valued by the world's largest energy infrastructure companies. Aspen's strategy is to partner with world-class industry leaders to leverage its Aerogel Technology Platform® into additional high-value markets. Aspen is headquartered in Northborough, Mass. For more information, please visit www.aerogel.com.

Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America ("GAAP"), Aspen provides an additional financial metric that is not prepared in accordance with GAAP ("non-GAAP"). The non-GAAP financial measure included in this press release is Adjusted EBITDA. Management uses this non-GAAP financial measure, in addition to GAAP financial measures, as a measure of operating performance because the non-GAAP financial measure does not include the impact of items that management does not consider indicative of Aspen's core operating performance. In addition, management uses Adjusted EBITDA (i) for planning purposes, including the preparation of Aspen's annual operating budget, (ii) to allocate resources to enhance the financial performance of its business, and (iii) as a performance measure under its bonus plan.

Management believes that this non-GAAP financial measure reflects Aspen's ongoing business in a manner that allows for meaningful comparisons and analysis of trends in its business, as it excludes expenses and gains not reflective of Aspen's ongoing operating results or that may be infrequent and/or unusual in nature. Management also believes that this non-GAAP financial measures provides useful information to investors in understanding and evaluating Aspen's operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. This non-GAAP measure may not be comparable to similarly titled measures presented by other companies.

The non-GAAP financial measure does not replace the presentation of Aspen's GAAP financial results and should only be used as a supplement to, not as a substitute for, Aspen's financial results presented in accordance with GAAP. In this press release, Aspen has provided a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure. Management strongly encourages investors to review Aspen's financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

Special Note Regarding Forward-Looking and Cautionary Statements

This press release and any related discussion contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. These statements are not historical facts but rather are based on Aspen’s current expectations, estimates and projections regarding Aspen's business, operations and other factors relating thereto. Words such as "may," "will," "could," "would," "should," "anticipate," "predict," "potential," "continue," "expects," "intends," "plans," "projects," "believes," "estimates," "outlook," “assumes,” “targets,” “opportunity,” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements include statements regarding, among other things, Aspen’s expectation with respect to the receipt and funding of the DOE loan, including satisfaction of certain technical, legal, environmental, and financial conditions before the DOE enters into definitive financing documents and funds the loan; Aspen’s expectation with respect to the ability of the DOE loan to fully fund Aspen’s remaining CAPEX needed to complete the Register Plant; Aspen’s beliefs and expectations about the EV market and how it may enable a path to profitability; Aspen’s expectations with respect to the construction of the planned Register Plant; Aspen’s expectation and beliefs about thermal barrier revenue capacity, revenue creation from the Register Plant and creation of jobs from the construction and operation of the Register Plant; and Aspen’s expectations and beliefs regarding the use of proceeds from the DOE loan facility, the flexibility and efficiency of the facility, the future cost of capital and availability of liquidity, and potential future sources of capital. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the following: inability to close on the DOE loan facility and/or receive funding from the DOE loan, inability to execute Aspen’s growth plan, including with respect to construction of the Register Plant, creation of revenue capacity, revenue and jobs resulting from the construction and operation of the Register Plant, inability to construct the Register Plant and to do so at a cost consistent with Aspen’s estimates and aligned with Aspen’s expectations of demand from our EV customers; the right of EV thermal barrier customers to cancel contracts with Aspen at any time and without penalty; any costs, expenses, or investments incurred by Aspen in excess of projections used to develop pricing under the contracts with EV thermal barrier customers; Aspen’s inability to create customer or market opportunities for its products; any disruption or inability to achieve expected capacity levels in any of its manufacturing or assembly facilities; any failure to enforce any of Aspen’s patents; the general economic conditions and cyclical demands in the markets that Aspen serves; and the other risk factors discussed under the heading “Risk Factors” in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2023 and filed with the Securities and Exchange Commission (“SEC”) on March 7, 2024, as well as any updates to those risk factors filed from time to time in Aspen’s subsequent periodic and current reports filed with the SEC. All statements contained in this press release are made only as of the date of this press release. Aspen does not intend to update this information unless required by law.

Investor Relations Contacts:

Neal Baranosky

ir@aerogel.com

Phone: (508) 691-1111 x 8

Georg Venturatos / Ralf Esper

Gateway Group

ASPN@gateway-grp.com

Phone: (949) 574-3860

Media Contacts:

Hugh Burns / Pamela Greene

Reevemark

AspenAerogelsTeam@Reevemark.com

Phone: (212) 433-4600

Reconciliation of Non-GAAP Financial Measures

The following tables present a reconciliation of the non-GAAP financial measure included in this press release to the most directly comparable GAAP measure:

Reconciliation of Adjusted EBITDA to Net income (loss)

We define Adjusted EBITDA as net income (loss) before interest expense, taxes, depreciation, amortization, stock-based compensation expense and other items, which occur from time to time and which we do not believe are indicative of our core operating performance.

For the three months ended September 30, 2024 and 2023:

	Three Months Ended
	September 30,
	2024	2023
	(In millions)
Net income (loss)	$(13)	$(13)
Depreciation and amortization	5	5
Stock-based compensation	3	3
Other expense (income)	3	(2)
Loss on extinguishment of debt	27	-
Adjusted EBITDA	$25	$(7)